EXHIBIT 17

              REPRESENTATION REGARDING REASONABLENESS OF FEES AND
                     CHARGES DEDUCTED UNDER THE CONTRACTS

 American General Life Insurance Company ("AGL") represents that the fees and charges deducted under the Contracts which are identified as Contract Form Nos. 95020 Rev 896 and 95021 Rev 896 and described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by AGL under the Contracts. AGL bases its representation on its assessment of all of the facts and circumstances, including such relevant factors, as: the nature and extent of such services, expenses and risks; the need for AGL to earn a profit; the degree to which the Contracts include innovative features; and the regulatory standards for the grant of exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice.


                                             AMERICAN GENERAL LIFE
                                             INSURANCE COMPANY


 October 15, 1996              By:/s/Robert F. Herbert, Jr.
 --------------------          ------------------------------------------------
 DATE                          ROBERT F. HERBERT, JR.
                               SENIOR VICE PRESIDENT, PRINCIPAL
                               FINANCIAL AND ACCOUNTING OFFICER